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                                                                     EXHIBIT 2.1


                            ARTICLES OF INCORPORATION

                                       OF

                             ETG INTERNATIONAL, INC.


         KNOW ALL MEN BY THESE PRESENTS: That the undersigned incorporator being a natural person of the age of eighteen years or more and desiring to form a for-profit business corporation under Chapter 302A of the Minnesota Business Corporation Act, does hereby adopt, sign, verify and deliver to the Secretary of State of the State of Minnesota, these Articles of Incorporation:


                                    ARTICLE I
                                      NAME

         The name of the Corporation shall be:  ETG International, Inc.

                                   ARTICLE II
                                  CAPITAL STOCK

         The aggregate number of shares which this Corporation shall have authority to issue is Twenty Million (20,000,000) shares of $.001 par value each, which shares shall be designated "Common Stock"; and Five Million (5,000,000) shares of $.001 par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series of Preferred Stock, the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Minnesota Business Corporation Act.

         1. Dividends. Dividends in cash, property or shares shall be paid upon the Preferred Stock for any year on a cumulative or noncumulative basis as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock, to the extent earned surplus for each such year is available, in an amount as determined by a resolution of the Board of Directors. Such Preferred Stock dividends shall be paid pro rata to holders of Preferred Stock in any amount not less than nor more than the rate as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. No other dividend shall be paid on the Preferred Stock.

         Dividends in cash, property or shares of the Corporation may be paid upon the Common Stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law, except that no Common

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Stock dividend shall be paid for any year unless the holders of Preferred Stock, if any shall receive the maximum allowable Preferred Stock dividend for such year.

         2. Distribution in Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the Corporation shall be distributed, either in cash or in kind, first pro rata to the holders of the Preferred Stock until an amount to be determined by a resolution of the Board of Directors prior to issuance of such Preferred Stock, has been distributed per share, and, then, the remainder pro rata to the holders of the Common Stock.

         3. Redemption. The Preferred Stock may be redeemed in whole or in part as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock, upon prior notice to the holders of record of the Preferred Stock, published, mailed and given in such manner and form and on such other terms and conditions as may be prescribed by the Bylaws or by resolution of the Board of Directors, by payment in cash or Common Stock for each share of the Preferred Stock to be redeemed, as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. Common Stock used to redeem Preferred Stock shall be valued as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. Any rights to or arising from fractional shares shall be treated as rights to or arising from one share. No such purchase or retirement shall be made if the capital of the Corporation would be impaired thereby.

         If less than all the outstanding shares are to be redeemed, such redemption may be made by lot or pro rata as may be prescribed by resolution of the Board of Directors; provided, however, that the Board of Directors may alternatively invite from shareholders offers to the Corporation of Preferred Stock at less than an amount to be determined by a resolution of the Board of Directors prior to issuance of such Preferred Stock, and when such offers are invited, the Board of Directors shall then be required to buy at the lowest price or prices offered, up to the amount to be purchased.

         From and after the date fixed in any such notice as the date of redemption (unless default shall be made by the Corporation in the payment of the redemption price), all dividends on the Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price, shall cease and terminate.

         Any purchase by the Corporation of the shares of its Preferred Stock shall not be made at prices in excess of said redemption price.

         4. Voting Rights; Cumulative Voting. Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Except as


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otherwise provided by these Articles of Incorporation or the Minnesota Business
Corporation Act, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. Cumulative voting shall not be allowed in the election of directors of this Corporation.

         Shares of Preferred Stock shall only be entitled to such vote as is determined by the Board of Directors prior to the issuance of such stock, except as required by law, in which case each share of Preferred Stock shall be entitled to one vote.

         5. Denial of Preemptive Rights. No holder of any shares of the Corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the Corporation, including shares or securities held in the treasury of the Corporation.

         6. Conversion Rights. Holders of shares of Preferred Stock may be granted the right to covert such Preferred Stock to Common Stock of the Corporation on such terms as may be determined by the Board of Directors prior to issuance of such Preferred Stock.

                                   ARTICLE III
                                REGISTERED OFFICE

         The address of the initial registered office of the Corporation is 9333 Penn Avenue South, Bloomington, Minnesota 55431-2320. The registered office may be changed in the manner permitted by law.

                                   ARTICLE IV
                           INITIAL BOARD OF DIRECTORS

         The number of directors of the Corporation shall be fixed by the Bylaws of the Corporation. The initial board of directors of the Corporation shall consist of four (4) directors. The names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders and until their successors are elected and shall qualify as follows:

                Name                                   Address
                ----                                   -------

         Robert Reddall                       9333 Penn Avenue South
                                              Bloomington, MN  55431-2320

         Daniel J. Rogers                     9333 Penn Avenue South
                                              Bloomington, MN  55431-2320

         Robert Reddall                       9333 Penn Avenue South
                                              Bloomington, MN  55431-2320


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         Thomas C. Saylor                     9333 Penn Avenue South
                                              Bloomington, MN  55431-2320

         Dennis D. Postma                     20355 Harrow Avenue North
                                              Forest Lake, MN  55025

                                    ARTICLE V
                           LIMITATION OF LIABILITY OF
                   DIRECTORS TO CORPORATIONS AND SHAREHOLDERS

         No director shall be liable to the Corporation or any shareholder for monetary damages for breach of fiduciary duty as a director, except:

         (a) for any breach of the director's duty of loyalty to the Corporation or its shareholders;

         (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         (c) under Section 302A.559 or 80A.23 of the Minnesota Business Corporation Act;

         (d) for any transaction from which the director derived an improper personal benefit; or

         (e) for any act or omission occurring prior to the date when the provision in the Articles of Incorporation eliminating or limiting liability becomes effective.

                                   ARTICLE VI

         The name and address of the incorporator is as follows:

                Name                                 Address
                ----                                 -------

         Daniel J. Rogers                     9333 Penn Avenue South
                                              Bloomington, MN  55431-2320

         IN WITNESS WHEREOF, I, the undersigned incorporator certify that I am authorized to execute these Articles of Incorporation and that the information in these Articles of Incorporation is true and correct. I also understand that if any of this information is intentionally or knowingly misstated that criminal penalties will apply as if I had signed this Articles of Incorporation under oath.

                                                  /s/ Daniel J. Rogers
                                             -----------------------------------
                                                  Daniel J. Rogers, Incorporator


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The SIC Code that most accurately describes the nature of the business of this corporation is 35.

The name and telephone number of the person to be contacted if there is a question about the filing of these Articles of Incorporation is as follows:

         Jon D. Sawyer                        (303) 295-2355


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